Exhibit 10.3

TRANSITION AND CONSULTING AGREEMENT

This TRANSITION AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of July, 2014 by and between AIR T, INC., a Delaware corporation (the "Company") and John Parry ("Employee").

STATEMENT OF PURPOSE

Employee has served as the Company’s Chief Financial Officer. Employee previously advised the Company that he was resigning his employment and from all offices with the Company, effective July 23, 2014 (the “Effective Date”). The Company desires to secure Employee’s continuing service for the term hereof as a consultant, and the parties have entered into this Agreement to confirm the terms and effective date of their agreement regarding Employee’s resignation and provision of consulting services.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee hereby agree as follows:

1.     Date of Resignation. Employee has resigned, as of the Effective Date, from each and every office and position with the Company and/or the Company’s subsidiaries and affiliates.

2.     Benefit Plans and Fringe Benefits. From and after the Effective Date, Employee shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that Employee shall be entitled, if otherwise eligible, (i) to exercise Employee's right to continued coverage under the Company’s medical benefit plan as provided by federal law (and with respect to which the Company will provide Employee with a separate notice as required by federal and/or North Carolina law); and (ii) to elect the payment of benefits to which Employee is entitled under any employee pension benefit plan of the Company as provided under the terms of any such plan.

3.     Vacation Pay. No later than the first regular payday following the execution of this Agreement, the Company shall pay to Employee the sum of $9,600, less applicable federal and state withholding taxes, which Employee acknowledges represents the full and total amount of accrued and unused vacation pay owed to him under the terms of the Company’s plans.

4.     Return of Company Property. All records, files, lists, including computer generated lists, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial information, sales and business plans, customer lists, lists of customer contacts, pricing information, computers, software, cellular phones, credit cards, keys, equipment and similar items relating to the Company’s business, together with any other property of the Company or property which the Employee received in the course of Employee’s employment with the Company, shall be returned to the Company, except for the laptop computer, iPhone and iPad used by Employee as of the Effective Date, which the Company hereby transfers to Employee. Employee represents that he has not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company.

5.     Consulting Arrangement. For a period of six (6) weeks from the Effective Date, Employee shall serve as a consultant to the Company. In that connection, Employee to provide such information reasonably requested by the Company, including information with respect to the preparation of the management representation letter associated with the audit of the Company’s 401(k) plans; the transition of duties and responsibilities to Cheryl Sigmon; and the preparation, review and finalization of the Company’s Form 10-Q for the quarter ended June 30, 2014. While performing consulting services for the Company, Employee will comply with all applicable governmental laws, ordinances, rules and regulations. During the consulting period, Employee will act as an independent contractor and not as an employee, joint venturer or partner of the Company. Employee shall not be an agent of the Company for any purpose whatsoever and shall not have any right to make any warranty or representation, to accept any obligation or to enter into any agreement on behalf of the Company. For such consulting services to be provided hereunder, the Company agrees to pay to Employee the sum of $44,400, to be paid on the execution hereof.

6.     Reference. The Company will provide Employee a reference in a form substantially in accord with the draft previously provided to Employee in connection with the execution of this Agreement.

7.     Nondisparagement. From and after the date hereof, Employee agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers, agents or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company, its affiliates or any of their employees, officers, directors, or customers, or place the Company, its affiliates or such individuals in any negative light. The Company agrees that its board of directors, executive officers and Director of Human Resources will not make any statement (including to any media source, or to the Company’s suppliers, customers, agents or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely Employee or place Employee in any negative light. Provided, however, that nothing in this Paragraph 7 shall preclude the parties from making any report or filing any charge to a governmental agency as permitted or required by law.

8.     Release. As consideration for the Company’s obligations hereunder, Employee agrees for Employee and for Employee's heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations and affiliates, together with each of their respective agents, officers, employees, directors and attorneys, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Employee ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee's employment or changes in Employee's employment relationship with the Company, including Employee's resignation or separation therefrom, (ii) all claims and rights for additional compensation or benefits of whatever nature, including without limitation any and all bonuses, incentive compensation or severance; (iii) all stock options, whether vested or unvested; (iv) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; and (v) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination. Provided, however, this Release shall not (1) include any claims relating to the obligations of the Company under this Agreement or (2) affect Employee's vested and accrued rights as a participant in the Company's qualified pension plans.

9.     Reaffirmation of Employment Agreement Restrictions. Employee reaffirms and agrees to continue to abide by the confidentiality and noncompetition agreements contained in his Employment and Noncompete Agreement with the Company dated as of October 6, 2006, as amended by the Amendment to Employment Agreement and Noncompete Agreement dated as of December 19, 2008, which shall continue in full force and effect.

10.     Governing Law. This Agreement shall be construed according to the substantive laws of the State of North Carolina, without regard to conflict of laws principles.

11.     Severability. If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.     Assistance and Cooperation. Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Employee's assistance or cooperation is needed. Employee shall, when requested by the Company, provide testimony or other assistance and shall travel within the United States mainland at the Company's request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate Employee's schedule, shall reimburse the employee (unless prohibited by law) for any actual loss wages and travel expenses in connection therewith and shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed.

13.     Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

14.     Entire Agreement. This Agreement contains the entire agreement between the Company and Employee and, except as set forth herein, supersedes all prior agreements relating to the subject matter hereof, and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement, except as set forth above.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

AIR T, INC.

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Chief Executive Officer and President

/s/ John Parry
John Parry